Tamm Oil and Gas Corp.’s Board of Directors Appoints Wiktor Musial as President and Gerald Vikse as VP of Operations

CALGARY, Alberta - January 9, 2007 - Tamm Oil and Gas Corp. (OTCBB: TAMO) is pleased to announce that its Board of Directors has appointed Mr. Wiktor Musial as President, Secretary, Treasurer and Director and Mr. Gerald Vikse as Vice President of Operations and as a Director.

On January 7, 2008, Sean Dickenson resigned as Tamm Oil and Gas Corp.’s President, Secretary, and Treasurer. Mr. Dickenson was appointed as a Director on May 3, 2007 and will remain as a Director.

About Wiktor Musial,

Mr. Musial is a Senior Technician with 27 years of industrial experience, specializing in the Electrical and Instrumentation disciplines. His areas of expertise include quality control and quality assurance, and the installation and management of advanced logic based control systems and electrical equipment. He has worked in the United States, Canada, Russia, Dubai, South Korea, and Scotland across the oilsands, conventional oil and gas, and power generation industries.

In 2002, Mr. Musial received his Certificate of Proficiency as a Journeyman Electrician from the Alberta Apprenticeship and Industry Training Board. In 1978, Mr. Musial received a Certificate of Qualification as an Electro-Mechanic of Industrial Machinery from the Poland Technical College in Gorzow. Poland.

From January 2005 to December 2006, Mr. Musial was the Chief Executive Officer and a Director of Paradigm Oil and Gas, a Nevada registered company that trades on the Pink Sheets

About Gerald Vikse

Mr. Vikse has over thirty years of national and international experience in the oil, gas, and LNG sectors, focusing on management and advisory responsibilities in the areas of Project Management, Operations, and Commissioning and Start-up. These roles have been performed in sour gas production and processing facilities, world-scale LNG plants, and Oilsands Upgrading and In-Situ facilities, including assignments in Alberta, Qatar, Singapore, Tokyo, and Malaysia, with the most recent roles as an Integration Manager and Program C&SU Manager for Suncor Energy.

Mr. Vikse holds an Inter-Provincial Power Engineering Certification II Class, and in November 2004, he received his Master of Science in Engineering at the University of Aberdeen in Scotland

This press release contains forward-looking statements. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected in the Company's proposed oil and gas related business. The Company's business is subject to various risks, which are discussed in the Company's filings with the Securities and Exchange Commission ("SEC"). The Company's filings may be accessed at the SEC's Edgar system at www.sec.gov. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company cautions readers not to place reliance on such statements. The information contained in this press release should not be construed in any shape, form, or manner as an indication of the present or future value of the Company or its common stock. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such a statement.

Contact:

Tamm Oil and Gas Corp.
403.975.9399
info@tammoilandgas.com